Exhibit 99.2

FLEET STATUS REPORT
NYSE: PACD

As of March 11, 2020
Updates noted in bold and blue

			Contract (1)
					Contractual
			Start/	Estimated	Dayrate
Rig Name	Client	Location	Estimated Start	Expiration	(US$000's)	Comments
Pacific Bora	ENI	Oman	February 2020	March 2020	190

Contract for one firm well with an estimated duration of approximately 30 days and includes a $5 million mobilization fee and a $5 million demobilization fee. The contract provides for one option well.

Pacific Mistral	—	Las Palmas	—	—	—	Smart Stacked.
Pacific Scirocco	—	Las Palmas	—	—	—	Smart Stacked.
Pacific Santa Ana	Petronas	Mauritania	December 2019	November 2020	296	Dayrate includes an integrated services package provided as part of the plug and abandonment project.
	Total	Senegal/Mauritania	—	—	Not disclosed	Two one-well options (each well estimated at approximately 60 days of work) whose commencement would follow contract with Petronas.
Pacific Khamsin	Equinor	USGoM	December 2019	March 2020	227 (2)	First contracted well of three firm wells.
	Total	USGoM	March 2020	July 2020	252 (3)	Assigned to Total for Equinor’s second firm well.
	Equinor	USGoM	August 2020	October 2020	282 (4)	Third firm well.
						One priced option well remaining.
Pacific Sharav	Chevron	USGoM	December 2019	March 2020	185	Second contracted well of three firm wells.
	Chevron	USGoM	March 2020	May 2020	225	Third firm well.
	Murphy	Mexico	November 2020	February 2021	230	Contract for two firm wells and one option well.
Pacific Meltem	—	Mobilizing	—	—	—	Rig is mobilizing to U.S. Gulf of Mexico.

 (1) Contract start and expiration dates do not include option periods.

 (2)  Base dayrate of $175,000 plus  up to $52,000 for managed pressure drilling device and controls (“MPD”) (subject to client election for MPD services) and integrated services package provided as part of the contract.

 (3)  Base dayrate of $185,000 plus  up to $67,000 for MPD (subject to client election for MPD services) and integrated services package provided as part of the contract.

(4) Base dayrate of $215,000 plus up to $67,000 for MPD (subject to client election for MPD services) and integrated services package provided as part of the contract; if the well is spud after August 15th, 2020, the base dayrate would be $235,000.

FLEET STATUS REPORT NYSE: PACD
As of March 11, 2020

Forward Looking Statements: Certain statements and information contained in this Fleet Status Report constitute “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, and are generally identifiable by their use of words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “intend,” “our ability to,” “may,”  “plan,” “potential,” “predict,” “project,” “projected,” “should,” “will,” “would”, or other similar words which are not generally historical in nature. The forward-looking statements speak only as of the date hereof, and we undertake no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

Our forward-looking statements express our current expectations or forecasts of possible future results or events, including future financial and operational performance and cash balances; revenue efficiency levels; market outlook; forecasts of trends; future client contract opportunities; future contract dayrates; our business strategies and plans or objectives of management; estimated duration of client contracts; backlog; expected capital expenditures; projected costs and savings; expectations regarding our two subsidiaries’ application to appeal the arbitration award against them related to the drillship known as the Pacific Zonda in favor of Samsung Heavy Industries Co. Ltd. (“SHI”), the outcome of such subsidiaries’ ongoing bankruptcy proceedings and the potential impact of the Tribunal’s decision on our future operations, financial position, results of operations and liquidity.

Although we believe that the assumptions and expectations reflected in our forward-looking statements are reasonable and made in good faith, these statements are not guarantees, and actual future results may differ materially due to a variety of factors. These statements are subject to a number of risks and uncertainties and are based on a number of judgments and assumptions as of the date such statements are made about future events, many of which are beyond our control. Actual events and results may differ materially from those anticipated, estimated, projected or implied by us in such statements due to a variety of factors, including if one or more of these risks or uncertainties materialize, or if our underlying assumptions prove incorrect.

Important factors that could cause actual results to differ materially from our expectations include: evolving risks from the coronavirus outbreak and resulting significant disruption in international economies, and international financial and oil markets, including a substantial decline in the price of oil during 2020; the global oil and gas market and its impact on demand for our services; the offshore drilling market, including changes in capital expenditures by our clients; changes in worldwide oil and gas supply and demand; rig availability and supply and demand for high-specification drillships and other drilling rigs competing with our fleet; our ability to enter into and negotiate favorable terms for new drilling contracts or extensions; our ability to successfully negotiate and consummate definitive contracts and satisfy other customary conditions with respect to letters of intent and letters of award that we receive for our drillships; actual contract commencement dates; possible cancellation, renegotiation, termination or suspension of drilling contracts as a result of mechanical difficulties, performance, market changes or other reasons; costs related to stacking of rigs and costs to reactivate a stacked rig; downtime and other risks associated with offshore rig operations, including unscheduled repairs or maintenance, relocations, severe weather or hurricanes or accidents; our small fleet and reliance on a limited number of clients; the risks of litigation in foreign jurisdictions and delays caused by third parties in connection with such litigation; the outcome of our two subsidiaries’ bankruptcy proceedings and any actions that SHI or others may take in the bankruptcy or other proceedings against the Company and its subsidiaries; the risk that our common shares could be delisted from trading on the New York Stock Exchange; and the other risk factors described in our 2018 Annual Report on Form 20-F filed with the Securities and Exchange Commission on March 12, 2019 and our Reports on Form 6-K.  These documents are available through our website at www.pacificdrilling.com or through the SEC’s website at www.sec.gov.